Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524 www.cohenfund.com	440.835.8500 440.835.1093 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 21, 2010 on the financial statements of the CornerCap Group of Funds as of March 31, 2010 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the CornerCap Group of Funds’ Registration Statement on Form N-lA.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 19, 2010

Registered with the Public Company Accounting Oversight Board